Press Release

Contacts:

Investors	Media
Investor Relations Department	Don Galletly
(800) 451-3801	Christine Reimer
Devine + Powers
(215) 568-2525

FOAMEX IN NEGOTIATIONS WITH LENDERS

Expects No Effect On Business Operations

MEDIA, PA, January 23, 2009 – Foamex International Inc. (OTC: FMXL), a leading producer of polyurethane foam-based solutions and specialty comfort products, today announced several significant developments in its efforts to restructure its balance sheet and enhance long term value while continuing normal business operations.

Foamex is engaged in discussions with certain lenders holding more than a majority of its First Lien Term Loans regarding restructuring options including, without limitation, a possible amendment to the Company’s First Lien Term Loan facility.

In addition, in order to continue the process for a restructuring of its balance sheet and in consideration of its best long-term interest, Foamex has not made the $7.3 million interest payment on its First Lien and Second Lien Loans that was due by January 21, 2009, upon expiration of the applicable grace period.

To facilitate these discussions with its lenders, Foamex anticipates entering into a forbearance agreement with each of its Revolving Credit facility lenders and its First Lien lenders shortly.

“Today’s actions are consistent with our number one priority over the past two years to deleverage,” said Jack Johnson, President and Chief Executive Officer. “We will continue to negotiate with our First Lien lenders to strengthen our business by restructuring our debt. We have reduced debt by approximately $240 million in the last two years.”

“Importantly, these steps and our ongoing negotiations should have no effect on Foamex’s day-to-day operations. We continue to have enough cash to support our daily operations and Bank of America, the agent for our Revolving Credit facility, continues to work constructively with us during these discussions. We remain committed to continuing to provide our loyal customers with the high level of service and products to which they are accustomed and to maintaining strong supplier relationships,” Johnson continued.

About Foamex International Inc.

Foamex, headquartered in Media, PA, is a leading producer of polyurethane foam-based solutions and specialty comfort products. The Company services the bedding, furniture, carpet cushion and automotive markets and also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.

Forward-Looking Statements

This press release contains, and oral statements made from time to time by representatives of the Company may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, future operating results, operating efficiencies, future market prices and margins, future energy costs, future government and legislative action, future cost savings, future benefit costs, the Company’s liquidity and ability to finance its operations, and other statements that are not historical facts that involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company’s most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it was made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

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